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                                                                 EXHIBIT 10

                FTC Seeks Information From Loewen Group
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        In Connection With Probe of Service Corporation Proposal
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October 1, 1996 -- The Loewen Group Inc. (Nasdaq: LWNG) announced today that its attorneys have been contacted by the Federal Trade Commission (FTC) in connection with an investigation of the proposed acquisition of Loewen Group by Service Corporation International (NYSE: SRV) (SCI). VANCOUVER, B.C., Oct. 1

     According to the Company, the FTC has requested data on all of the Loewen Group's funeral homes and cemeteries, including all properties in which the Company has a financial interest.

     The Company also noted that the FTC's request includes detailed information about regional market overlap between Loewen Group and SCI properties, including any properties in which either company has a financial interest.

     CONTACT:  David A. Laundy of The Loewen Group Inc., 604-293-7857; or Thomas
C. Franco of Broadgate Consultants, Inc., 212-229-2222.